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                                                             Exhibit 99.1

Contact:   R. Jeep Bryant
           212-635-1569


For immediate release


                    Statement from The Bank of New York

NEW YORK, May 17, 2007 - The Bank of New York Company, Inc. issued the following statement today:

We understand from press reports that a lawsuit has been filed against the Company by a Russian agency described as the Federal Customs Service. While we have not seen the complaint, based on our knowledge of the facts, we believe any such suit would be totally without merit, if not frivolous, and we would expect to defend it vigorously.

The Company was previously approached by lawyers purporting to represent this agency who claimed to be able to dispose of the matter for a tiny fraction of the amount now claimed. It should be noted that the events related to the lawsuit occurred more than ten years ago and were previously resolved by the Company.

The Bank of New York Company, Inc. (NYSE: BK) is a global leader in providing a comprehensive array of services that enable institutions and individuals to move and manage their financial assets in more than 100 markets worldwide. The Company has a long tradition of collaborating with clients to deliver innovative solutions through its core competencies: securities servicing, treasury management, asset management, and wealth management. The Company's extensive global client base includes a broad range of leading financial institutions, corporations, government entities, endowments and foundations. Its principal subsidiary, The Bank of New York, founded in 1784, is the oldest bank in the United States and has consistently played a prominent role in the evolution of financial markets worldwide. Additional information is available at www.bankofny.com.

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